Exhibit 4.36

                                                  "TPC" AGREEMENT NO. 720-481443

                         TECHNOLOGY PARTNERSHIPS CANADA

               THE INTEGRATED COMMUNICATIONS SOLUTIONS R&D PROJECT

This Agreement made

Between: HER MAJESTY THE QUEEN IN RIGHT OF CANADA as represented by the Minister of Industry (hereinafter referred to as "the Minister")

And: MARCH NETWORKS CORPORATION, a corporation duly incorporated under the laws of Canada, having its head office located at Ottawa, Ontario (hereinafter referred to as "a Proponent" or "March Networks")

And: MITEL NETWORKS CORPORATION, a corporation duly incorporated under the laws of Canada, having its head office located at Ottawa, Ontario (hereinafter referred to as "a Proponent" or "Mitel Networks")

And: MITEL KNOWLEDGE CORPORATION, a corporation duly incorporated under the laws of Canada, having its head office located at Ottawa, Ontario (hereinafter referred to as "a Proponent" or "Mitel Knowledge")

Collectively referred to as the Proponents.

WHEREAS in a context in which innovation is essential in an increasingly knowledge-based economy, the Minister is charged with the achievement of Canada's objectives of increasing economic growth, creating jobs and wealth, and supporting sustainable development; and

WHEREAS the Technology Partnerships Canada ("TPC") Program is specifically designed to promote the above objectives by means of strategically investing in research, development and innovation in order to encourage private sector investment, and so maintain and grow the technology base and technological capabilities of Canadian industry throughout the country; and

WHEREAS the Minister agrees to make a TPC investment in the Proponents' Project described in this Agreement, considering that:

(a) the Project contributes to the attainment of TPC's objectives of increasing economic growth, creating jobs and wealth, and supporting sustainable development;

(b) the technology developed under this project will provide broadband communication access to Canadians by building the devices and the compelling broadband applications that will take advantage of the existing under utilized broadband networks; and

(c) the technology will contribute to the development of applications that will enable Internet Service Providers (ISP) to host web based applications, which their commercial enterprise clients could access as required, allowing new sources of revenues for the ISPs
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      while saving commercial enterprises the cost of purchasing and supporting these applications.

(d) by combining their resources and eliminating duplications and inefficiencies, March Networks and Mitel Networks will maximize synergy and create an environment that is highly conducive to accelerate Canada's transition to converged, broadband networks.

AND WHEREAS the entering into this Agreement is not contingent upon any export performance on the part of the Proponents.

NOW, THEREFORE, in consideration of their respective obligations set out below, the parties hereto agree as follows.

Article 1 - Deadline for receipt of signed agreement

1.1 This Agreement must be signed by the Proponents and received by the Minister on or before October 15th, 2002, failing which it will be null and void.

Article 2 - Documents forming a part of this Agreement

2.1   The following documents form an integral part of this Agreement:

           These Articles of the Agreement
           Schedule 1 - TPC General Conditions
           Schedule 2 - The Project
           Schedule 3 - Claims and TPC Project Cost Principles
           Schedule 4 - Contractual Benefits
           Schedule 5 - Reporting Requirements
           Schedule 6 - Project Fact Sheet for News Release
           Schedule 7 - Special Purpose Equipment
           Schedule 8 - Specimen Warrant Certificate

2.2 In the event of conflict or inconsistency, the order of precedence amongst the documents forming part of this Agreement shall be:

           These Articles of the Agreement
           Schedule 1 - General Conditions
           Schedule 2 - The Project
           Other Schedules


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Article 3 - The Proponents' Obligations

3.1 The Proponents will carry out the Integrated Communications Solutions R&D Project ("the Project") as described in Schedule 2, will make claims in accordance with Schedule 3, will provide the benefits mentioned in
      Schedule 4, will issue the reports required under Schedule 5 and will fulfill all of its other obligations hereunder, in a diligent and professional mariner using qualified personnel.

3.2 The Proponents shall ensure that the Project is completed on or before September 30th, 2004 ("Project Completion Date"), unless otherwise agreed to in writing by the Minister.

Article 4 - The Contribution

4.1 Subject to all the other provisions of this Agreement, the Minister will make a Contribution to the Proponents in respect of the Project, of the lesser of

      (a)   25% of the Eligible Costs; and

      (b)   $60, 000,000.

4.2 The Minister will not contribute to any Eligible Costs incurred by the Proponents prior to October 1st, 2001 nor after the Project Completion Date, unless otherwise agreed to in writing by the Minister.

4.3 Unless the Minister agrees otherwise in writing, and subject to the overall limit stipulated in section 4.1 above, the amount of the Contribution will not exceed the following amounts in the relevant Fiscal Years of the Project as follows:

                  2002/2003:        $28,000,000
                  2003/2004:        $20,000,000
                  2004/2005:        $12,00,0,000

      The Minister will consider any request to reprofile these funds, but the Minister will have no obligation to pay any greater amount in any of the said Fiscal Years except to the extent that such reprofiling will have been agreed to by the Minister.

Article 5 - Environmental Assessment

5.1 The Minister has assessed the Project under the Canadian Environmental Assessment Act and is satisfied that any potentially adverse environmental effects that may be caused by the Project are insignificant.

Article 6 - Other Government Assistance

6.1 The Proponents hereby acknowledge that, except for scientific research and experimental development tax credit deductions or allowances, no other federal, provincial or


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      municipal government financial assistance other than that described below has been requested or received by the Proponents for the Eligible Costs of the Project.

                  Federal           $0
                  Provincial        $0
                  Municipal         $0
                  Total             $0

6.2 The Proponents will inform the Minister promptly in writing of any other federal, provincial or municipal government assistance (except for scientific research and experimental development tax credit deductions or allowances) to be received for the Eligible Costs of the Project by the Proponents and the Minister will have the right to reduce the Contribution under this Agreement to the extent of any such assistance.

Article 7 - Addresses

7.1   Any notice to the Minister will be addressed to:

                  Director, Enabling Technologies
                  Technology Partnerships Canada
                  10th Floor
                  300 Slater Street
                  Ottawa, Ontario KIA OC8

                  Fax No: (613) 954-9117

7.2 Any notice to the Proponents during the project performance will be addressed to:

                  Dr. Donald Mills
                  Chief Operating Officer
                  March Networks Corporation
                  555 Legget Drive
                  Ottawa, Ontario K2K 2X3

                  Fax No: (613) 591-7337

                  Don Smith
                  Chief Executive Officer
                  Mitel Networks Corporation
                  350 Legget Drive
                  Ottawa, Ontario K2K 2W7

                  Fax: (613) 5927838

                  Jose Medeiros
                  Chief Financial Officer
                  Mitel Knowledge Corporation
                  555 Legget Drive - Tower B
                  Suite 534
                  Ottawa, Ontario K2K 2X3

                  Fax: (613) 271-9810


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Article 8 - Special Conditions

8.1   Statements of Work

The Proponents shall submit to the Minister's satisfaction an annual detailed Statement of Work (nature of work, milestones, timing, cost breakdown) at the time of execution of this Agreement covering the period from October 1st, 2001 to April 30th, 2003, and thereafter by each following March 31st to cover each subsequent 12 month period extending from May 1st to April 30th. The last Statement of Work must be submitted on March 31st 2004 and will cover the period from May 1st, 2004 to September 30th, 2004. It is a condition precedent to any payment in any given Fiscal Year that said detailed Statement of Work be submitted and approved by the Minister; tiling an acceptable detailed Statement of Work in a timely fashion shall constitute a material condition.

8.2   Reporting

8.2.1 If the cumulative R&D spending by the Proponents is lower than $80 million during any of the Proponents' fiscal years ending on or about April 30th, the Proponents, separately or together, shall submit to the Minister within 90 days following April 30th of that year a report indicating where and why spending has been lower than $80 million during the fiscal year.

8.2.2 The above report shall also include an action plan and a revised budget, acceptable to the Minister, that will put the Project on course to achieving the objectives of the Proponents' three year R&D strategy; aside from all other remedies the Minister may have pursuant to this Agreement, failure or delays in providing the analysis and corrective action plan may result in the Minister withholding disbursement of funds until mutually satisfactory resolution.

8.2.3 The Proponents shall also disclose in the report any other governmental financial assistance they applied for, or will receive or have received in connection with the Project.

8.3   Intellectual Property

8.3.1 For greater clarity, the definition of Intellectual Property pursuant to
      Section 1 of Schedule 1 - TPC General Conditions does not include background intellectual property.

8.3.2 Title to the Intellectual Property is to be vested, and unless otherwise agreed to in advance and in writing by the Minister, to remain, exclusively with the Proponents.

8.3.3 Should any of the Intellectual Property be licensed or sub-licensed by a Proponent, that Proponent shall ensure that all licence and sub-licence agreements are subordinated to the Minister's rights regarding the Intellectual Property in case of default and that should the


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      Minister exercise the remedies provided in Schedule 1, the Intellectual
      Property shall be clear of any contractual obligations resulting from the licences or sub-licences other than licences granted in the normal course of business to enable customers to use the Intellectual Property.

8.4   Third-Party Collaborations

8.4.1 The Minister hereby grants the Proponents the right to enter into third-party collaboration agreements (CA) for Work described in Schedule 2 provided that:

      a)    the total number of CAs does not exceed 10;

      b) no CA shall exceed $2,000,000 in typical TPC Eligible Cost as indicated in Schedule 3 - Claims and TPC Project Cost Principles;

      c) the aggregate value in Eligible Costs for all CAs remains lower than $10 million;

      d) the Proponent complies with Subsection 6.8 of Schedule 1 - TPC General Conditions;

      e)    the other terms and conditions of this subsection are met.

8.4.2 The Minister hereby agrees to subordinate his rights relating to the Intellectual Property developed in the context of the third-party collaboration agreement with respect to Subsection 8.4.1, and the specific technology developed under that agreement.

8.4.3 The Proponents shall obtain the Minister's written prior consent when entering into third-party collaboration agreements not contemplated by Subsection 8.4.1 above.

8.4.4 Any default under para. 8.4.3 constitutes an event of default under this Agreement.

8.4.5 The Parties agree to exclude from this section 8.4 the intellectual property resulting from work aimed at modifying an arm's length third Parties' intellectual property when the work is essential for the Project and solely to achieve the interoperability with or the incorporation into the Proponent's resulting products; such occurrences shall be reported to the Minister on an annual basis.

8.5   Alliance Agreement

A copy of the agreement entered into by March Networks and Mitel Networks, entitled "Alliance Agreement between March Networks and Mitel Networks", dated September 21st, 2001;

      i) was shared with the Minister and constitutes a complete, up-to-date and true copy of the said document;

      ii)   is hereby incorporated by reference to this Agreement;

      iii) shall not be amended or terminated without the Minister's prior written consent; and


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      iv)   any misrepresentation under paragraph i) or any default under paragraph iii) above constitutes an event of default under this Agreement pursuant to subsection 8.1 (d) of Schedule I - TPC General Conditions.

8.6   Contractual Benefits to Canada

In the context of Schedule 4, Section B, Subparagraph lb), the Minister hereby consents that the Proponents may contract all of their manufacturing requirements at arm's length outside of the Proponents companies. Furthermore, the Minister hereby acknowledges that BreconRidge Manufacturing Solutions Corporation may manufacture the resulting products outside Canada; any other contract related to manufacturing to be carried on out of Canada shall require the prior written consent of the Minister.

8.7   Parties Joint But Not Several

8.7.1 Notwithstanding any other provision of this Agreement, it is understood and agreed that each Proponent shall:

      a) be exclusively responsible for the implementation of its portion of the Statement of Work;

      b) be exclusively responsible for its compliance with the terms and conditions of this Agreement for its portion of the Project; and

      c) have the right to receive payment of the contribution from the Minister for its portion of its Eligible Costs,

      being understood that the Proponents may choose to channel all correspondence through a coordinator of their choice.

8.7.2 Should any portion of the Statement of Work not be clearly identified as the exclusive responsibility of a Proponent, the Minister may notify the Proponents accordingly and require a clear identification of the relevant Proponent within the following 30 calendar days; failing to reply or give a satisfactory identification shall be resolved in accordance with section
      8.8 below.

8.8   Joint And Several

For greater clarity, any portion of the Project not clearly and specifically attributable to one of the Proponents shall be the joint and several responsibility of the Proponents and:

a) any payment regarding such joint and several portion of the work may be validly paid by the Minister to any of the Proponents; and

b) except as provided in section 8.15, the word Proponent used in singular form throughout this Agreement applies to each of the Proponents individually as contemplated in section 8.7 above.


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8.9   Early Termination

If the Minister declares that an event of default by one of the Proponents has occurred and decides to terminate this Agreement, the Minister and the non-defaulting Proponent shall be governed by the following provisions: the

a)    Minister shall notify the Proponent;

b)    Minister shall terminate any payment towards the Project;

c) amount owed to the Minister shall be the total contribution received to date by that Proponent less the value set initially at the time of issuance of any warrants received previously;

d) non-defaulting Proponent shall repay to the Minister within 30 days of notification of the amount owed;

e) amount owed by the non-defaulting Proponent may the paid through the issuance of Warrants in favour of the Minister, to be issued in accordance with the provisions of this Article 8; and

f) Intellectual Property of the defaulting Proponent seined by the Minister in accordance with subsection 8.2 of the General Conditions (if the Minister has so elected) may be transferred to the non-defaulting Proponent.

8.10  Project Reassessment

In the event the Minister declares a default pursuant to section 8.9 above, the Minister and the non-defaulting Proponent:

a) shall reassess and conclude on the feasibility of pursuing the Project with the non-defaulting Proponent within 30 days of the notice of default;

b) should the Project still be feasible and parties wish to pursue the Project, the non defaulting Proponent shall submit a complete revised Statement of Work, acceptable to the Minister, within 60 days;

c) should either the Minister or the non-defaulting Proponent decide to terminate the Project or should the Project no longer be feasible,

      i)    the Minister shall terminate any payment towards the Project;

      ii) the non-defaulting Proponent shall repay to the Minister within 30 days of notification by the Minister of the amount owed.

8.11    Warrant Benefits

8.11.1 In exchange for the Contribution, March Networks and Mitel Networks agree to provide financial benefits to the Minister as hereinafter described.


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8.11.2  For the purposes of this Agreement, "Warrants" means the Warrants issued in accordance with Schedule 8 and further governed by the provisions of this section.

8.11.3  Each of March Networks and Mitel Networks hereby:

        (A) represents and warrants that:

            i) as of the date of this Agreement, the authorized share capital of March Networks and Mitel Networks consists only of an unlimited number of common shares;

            ii) there are no provisions of the articles and by-laws, or any resolutions of the directors and shareholders, of March Networks or Mitel Networks or any agreement to which March Networks or Mitel Networks is a party that will be contravened by the issuance of the Warrants as hereinafter described.

            iii) as of the date of this Agreement, there are no shareholders' agreements in place except for those disclosed to the Minister and listed hereafter:

                  a)    August 31st, 2001 Agreement:

                        - Mitel Networks Corporation,
                        - Mitel Systems Corporation (100% owned By T. Matthews)
                          81.15%,
                        - Zarlink Semiconductor Inc. 9.02%
                        - Power Technology Investment Corporation 3.61 %.

        (B) undertakes to:

            i) take all corporate action required to authorize the issuance of the Warrants in a timely fashion by the dates specified in subsection 8.11.4 below;

            ii) approve within 60 days any proposed transfer of the Minister's Warrants; and

            iii) take no actions and enter into no agreements which will prevent or impair the Proponents ability to carry out the provisions of this Agreement.

8.11.4 As at September 30th, 2002 and as at each September 30th thereafter for every 12 month period beginning October 1 where the Minister makes a contribution payment to a Proponent up to and including September 30th, 2005, March Networks and Mitel Networks shall issue non-expiring, deemed fully-paid Warrants exchangeable on a one Warrant for one common share basis of the said Proponent with no consideration being payable for the issuance of such Warrants to the Proponent by the Minister.

8.11.5 The number of warrants to be issued by March Networks and Mitel Networks shall be equal to the amount of contributions paid by the Minister in the immediately proceeding twelve (12) months before each such September 30th divided by the fair market value of the common shares of that Proponent as at the September 30th in question.


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8.11.6  In the event that Mitel Networks closes an equity round within three (3)
        months of September 30th, 2002, at an equivalent common share price which is lower than the price at which the common shares of Mitel Networks were valued on September 30th, 2002 in accordance with paragraph 8.11.5, then the Minister shall have the right to require that the number of Mitel Networks warrants issued as of September 30th, 2002 be recalculated to reflect the lower equivalent common share price.

8.11.7 The fair market value of the common shares of March Networks and Mitel Networks shall be determined by the Minister using one of the following methods:

        a) the most recent arms length (as that term is defined and applied in the Income Tax Act, R.S.C. 1985, C.1 (5th supplement), as amended) equity transaction involving the issuance or transfer of the Proponent's common shares (including, without limiting the generality of the foregoing, in the event that the Proponent's common shares are traded on a recognized North American stock exchange in such case using the closing sale prices for the common shares for the most recent 20 consecutive trading days on such stock exchange before the September 30th in question); or

        b) if requested by either March Networks or Mitel Networks or the Minister, by an independent third-party assessment in accordance with the following mandatory guidelines:

            i) the independent third-party assessment shall be conducted by a chartered business valuator (the Assessor) specializing in valuing internet related information and communications technology businesses;

            ii) the Assessor shall practice at a nationally recognized auditing, consulting or valuation firm with offices in more than three provinces including at least one office in either the Province of Ontario or the Province of Quebec;

            iii) the Assessor shall not be at a firm providing services to any of the Proponents or related persons ("related persons" as defined in Canada's Income Tax Act, sec. 251);

            iv) the Assessor shall be selected by the mutual agreement of the Proponent and the Minister, failing which the independent third-party assessor shall be determined in accordance with paragraph 8.14 of this Agreement;

            v) the Assessor shall not take into account any issues of minority discount or any Proponent internal agreements or arrangements such as the fact that the intellectual property used by the Proponent may be owned by another Proponent; and

            vi) all costs related to the independent assessment shall be borne by the Proponents.


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8.11.8  The Minister hereby agrees that he will hold all the issued Warrants up to and including September 30, 2004, and, thereafter, may only sell the issued Warrants at an accumulative rate of up to 6.25% of the number of originally issued warrants, from time to time for each three (3) month period commencing October 1st, 2004.

8.12    Undertaking

8.12.1 If either of March Networks and Mitel Networks confers any rights attaching to all of its common shares as a class or the common shares held directly, indirectly or beneficially by Terence H, Matthews or any other majority shareholder, either of March Networks or Mitel Networks undertakes to take such action ass may be required to ensure that the monetary value of the common shares underlying the Warrants while held by the Minister shall be equal to those common shares on an "as converted" basis, at no additional cost to the Minister. It shall be incumbent upon either of March Networks and Mitel Networks to demonstrate to the satisfaction of the Minister that the above condition is met, and failure to do so will constitute an event of default.

8.12.2 Each of March Networks and Mitel Networks represents that it has not entered into and undertakes not to enter into any agreement with a related person (as defined in section 251 of Canada's Income Tax Act,) that would negatively affect in any significant way either its revenues or its book value; the undertaking shall last as long as the Minister has not exercised or otherwise disposed of the Warrants.

8.13    Interpretation

8.13.1 Where a Proponent carries no activities described in the Statement of Work, it is dispensed from reporting to the Minister as contemplated under sections 8.1 and 8.2 above, except for paragraph 8.2.3.

8.13.2 For the purpose of the Schedules to this Agreement "Proponent" shall mean all Proponents unless otherwise stated.

8.14    Dispute Resolution

If a dispute arises concerning the application or interpretation of this Agreement, the parties will attempt to resolve the matter through good faith negotiation, and may, if necessary and the parties consent in writing, resolve the matter through mediation by a mutually acceptable mediator or arbitration in accordance with the Commercial Arbitration Code set out in the schedule to the Commercial Arbitration Act (Canada), and all regulations made pursuant to that Act.

8.15    Single Proponent

For the purposes of sections 8.7, 8.8, 8.9, 8.10, Schedule 3 and Schedule 5 excepting section 6 thereof, Mitel Networks and Mitel Knowledge shall form a single Proponent.


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Article 9 - Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes all previous documents, negotiations, arrangements, undertakings and understandings related to its subject matter.

IN WITNESS WHEREOF the parties hereto have executed this Agreement through duly authorized representatives.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA, as represented by the Minister of Industry

Per:   /s/ Jeff Parker                                      9 Oct. 02
       ----------------------------------------             --------------------
       Technology, Partnerships Canada                      Date

       Jeff Parker, Executive Director
       ----------------------------------------

MARCH NETWORKS CORPORATION

Per:   /s/ Don Mills                                        10 Oct 02
       ----------------------------------------             --------------------
       March Networks Corporation                           Date

       Don Mills, COO
       ----------------------------------------
       Name and Title

MITEL NETWORKS CORPORATION

Per:   /s/ Jennifer Chilcott                                10 Oct 02
       ----------------------------------------             --------------------
       Mitel Networks Corporation                           Date

       Jennifer Chilcott, VP, General Counsel
       ----------------------------------------
       Name and Title


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MITEL KNOWLEDGE CORPORATION

Per:   /s/ Jose Medeiras                                    10 Oct 02
       ----------------------------------------             --------------------
       Mitel Knowledge Corporation                          Date

       Jose Medeiras, Chief Financial Officer
       ----------------------------------------
       Name and Title


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                       SCHEDULE 1- TPC GENERAL CONDITIONS

                                TABLE OF CONTENTS

1. Definitions

"Agreement"
"Background Intellectual Property"
"Contribution"
"Eligible Costs"
"Fiscal Year"
"Intellectual Property"
"Interest Rate"
"Project"
"Project Completion Date"
"Schedule"
"Statement of Work"

2. Material Changes

3. Disposal of Assets

4. Claims for Payment

4.1 Payment of Claims
4.2 Hold-back Rights
4.3 Overpayment by Minister
4.4 Set-off Rights of Minister

5. Monitoring

5.1 Minister's Right to Audit Accounts and Records
5.2 Access to Premises
5.3 Access to Third-party Information

6. Representations, Warranties and Undertakings

6.1 Power and Authority of Proponent
6.2 Authorized Signatories
6.3 Binding Obligations
6.4 No Pending Suits or Actions
6.3 No Gifts or Inducements
6.6 Intellectual Property
6.7 Compliance with Environmental Protection Requirements
6.8 Other Agreements
6.9 Dividend Restriction
6.10 Other Financing
6.11 Lobbyist Act

7. Term of Agreement

7.1 Contractual Benefits
7.2 Advance Payment
7.3 Audit

8. Default and Recovery

8.1 Events of Default
8.2 Remedies on Default
8.3 Remedies Fair and Reasonable
8.4 No Waiver

9. Force Majeure

9.1 Event of Force Majeure
9.2 Definition of Force Majeure

10. Announcements

10.1 Consent to Public Announcement
10.2 Confidentiality Obligation
10.3 Reporting under Security Laws

11. Notice

11.1 Form and Timing of Notice.
11.2 Change of Address

12. Compliance with Laws

13. Members of Parliament

14. Annual Appropriations

14.1 Parliamentary Allocation
14.2 Lack of Appropriation

15. Confidentiality

15.1 Consent Required
15.2 International Dispute
15.3 Financing and Licensing

16. Consent of the Minister

17. No Assignment of Agreement

18. Compliance with Post-employment Provisions

19. Contribution Agreement Only

20. Binding Agreement

21. Severability

22. Applicable Law

23. Signature in Counterparts


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                             TPC GENERAL CONDITIONS

1. Definitions

For the purposes of this Agreement,

"Agreement" means the agreement to which these General Conditions relate, consisting of Articles of agreement and the Schedules referred to in these Articles.

"Background Intellectual Property" means the intellectual property rights in the technology developed prior to the beginning of the Project and required for the carrying out of the Project or the exploitation of the Intellectual Property.

"Contribution" means the funding, in Canadian dollars payable by the Minister under the Agreement.

"Eligible Costs" means the Project cost elements specified in the Statement of Work in Schedule 2 and incurred by the Proponent in accordance with the TPC Project Cost Principles, excluding, those Project cost elements that may be specifically mentioned in the Statement of Work as not being supported by the Minister.

"Fiscal Year" means the federal government fiscal year beginning on April 1 and ending on the following March 31.

"Intellectual Property" means all technical data, including, without limitation, all designs, specifications, software, data, drawings, plans, reports, patterns, models, prototypes, demonstration units, practices, inventions, methods, applicable special purpose equipment and related technology, processes or other information conceived, produced, developed or reduced to practice in carrying out the Project, and all rights therein including, without limitation, patents, copyrights, industrial designs, trademarks, and any registrations or applications for the same and all other rights of intellectual property therein, including any rights which arise from the above items being treated by the Proponent as trade secrets or confidential information.

"Interest Rate" means the Bank Rate, as defined in the Interest And Administrative Charges Regulations, in effect on the due date, plus 300 basis points, compounded monthly. The Interest Rate for a given month can be found at http://www.pwgsc.gc.ca/recgen/text/podd-e.html.

"Project" means the project described in Schedule 2.

"Project Completion Date" means the date set in the Articles of Agreement for the completion of the Project.

"Schedule" means a schedule to the Agreement.

"Statement of Work" refers to the document in Schedule 2 containing the description of the Project.


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2. Material Changes

No material changes will be trade to the estimated total scope or nature of any element of the Project without the prior written consent of the Minister. Without limiting the generality of the foregoing, a material change will have occurred if:

      (a) a Project performance milestone is not expected to by achieved within six (6) months of the projected completion date mentioned in the Statement of Work for that element;

      (b) the estimated Eligible Costs mentioned in of Statement of Work are expected to be exceeded by 20% or more;

      (c) the Project is carried out at locations other than those mentioned in the Statement of Work;

      (d) a change in respect of any other aspect of the Project (including but not limited to a change to key Project personnel, Project financing, or ownership of the Proponent) which has been specifically identified in another part of the Agreement as a "material change" for the purpose of this provision, has Occurred.

3. Disposal of Assets

The Proponent shall retain possession and control of the Project assets, the cost of which has been contributed to by the Minister under the Agreement, and shall not dispose of the same until they are no longer required to complete the Project.

4. Claims for Payment

4.1 Payment of Claim

The Minister will pay the Contribution to the Proponent in respect of Eligible Costs incurred on the basis of itemized claims submitted in accordance with the procedures set out in Schedule 3.

4.2 Hold-Back Rights

The Minister may withhold up to ten per cent (10%) of the Contribution prior to the completion of the Project or until such audit as he/she tray require has been performed. In the event that no audit has been performed eighteen months after receipt of the final claim, any amount so withheld shall be released to the Proponent.

4.3 Overpayment by Minister

Where for any reason:

      (a)   the Proponent is not entitled to the Contribution; or

      (b) the Minister determines that the amount of the Contribution disbursed exceeds the amount to which the Proponent is entitled.

the Proponent will repay to the Minister, promptly and no later than 30 days from notice from the Minister, the amount of the Contribution disbursed or the amount of the overpayment, as the case may be, together with interest at the Interest Rate from the date of the notice to the day of repayment to the Minister in full. Any such amount is a debt due to Her Majesty in Right of Canada and is recoverable as such.

4.4 Set-off Rights of Minister

Without limiting the scope of the set-off rights provided for under the Financial Administration Act, it is understood that the Minister may set off against the Contribution, any amounts owed by the Proponent to Her Majesty in Right of Canada under legislation or contribution agreements and the Proponent shall declare to the Minister all amounts outstanding in that regard when making a claim under Schedule 3.

5. Monitoring

5.1 Minister's Right to Audit Accounts and Records

The Proponent will, at its own expense, preserve and make available for audit and examination by the Minister or the Minister's representatives the books, accounts and records of the Project and of the information necessary to ensure compliance with the terms and conditions of this Agreement, including payment of amounts to the Minister. The Minister will have the right to conduct such additional audits at the Minister's expense as may be considered necessary using the audit staff of the Minister, the Audit Services Group of Consulting and Audit Canada, an independent auditing firm or the Proponent's external auditors. The Proponent will ensure that any licence agreement it enters into for the exploitation of the Intellectual Property will contain similar provisions to permit the Minister to audit licensees' accounts and records in respect to the calculation of amounts that may be payable by the Proponent to the Minister under this Agreement.

5.2 Access to Premises

The Proponent will provide the representatives of the Minister reasonable access to the Proponent's premises to inspect and assess the progress of the Agreement or any element thereof and supply promptly on request such data as the Minister may reasonably require for statistical or Project evaluation purposes.

5.3 Access to Third-Party Information

The Proponent will, to the extent practicable, assist the Minister with the implementation of the Agreement and facilitate access by the Minister to information from third parties, relating to the Agreement.

6. Representations, Warranties and Undertakings

6.1 Power and Authority of Proponent

The Proponent represents and warrants that it is duly incorporated and validly existing and in good standing and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing and to preserve its legal capacity.

6.2 Authorized Signatories

Each party represents and warrants that the signatories to the Agreement have been duly authorized to execute and deliver the Agreement.

6.3 Binding Obligations

Each party represents and warrants that the execution, delivery and performance of this Agreement have been duly and validly authorized and that when executed and delivered, the Agreement will constitute a legal, valid and binding obligation enforceable in accordance with its terms.

6.4 No Pending Suits or Actions

The Proponent warrants that it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings which could or would prevent compliance with the Agreement. The Proponent will advise the Minister forthwith of any such occurrence during the term of the Agreement.

6.5 No Gifts or Inducements

The Proponent represents and warrants that it has not, nor has any person offered or promised to any official or employee of Her Majesty the Queen in Right of Canada, for or with a view to obtaining the Agreement any bribe, gift or other inducement, and it has not nor has any person on its behalf employed any person to solicit the Agreement for a commission, contingency fee or any other consideration dependant upon the execution of the Agent.

6.6 Intellectual Property

      (a) The Proponent represents and warrants that it either owns the Background Intellectual Property or holds sufficient rights in the same to permit the Project to be carried out and the Intellectual Property to be exploited by the Proponent.

      (b) The Proponent will ensure that title to the Intellectual Property is to be vested, and unless otherwise agreed to in writing by the Minister, to remain, exclusively with the Proponent.

      (c) The Proponent shall take appropriate steps to protect the Intellectual Property and shall, upon request, provide information to the Minister in that regard.

6.7 Compliance with Environmental Protection Requirements

The Proponent shall apply, in relation to the Project, in all material respects, the requirements of all applicable environmental laws, regulations, orders and decrees and of regulatory bodies having jurisdiction over the Proponent or the Project.

6.8 Other Agreements

The Proponent represents and warrants that it has not entered, and undertakes not to enter, without the Minister's written consent, into any agreement that would prevent the full implementation of the Agreement by the Proponent.

6.9 Dividend Restriction

The Proponent will not make any dividend payments or other shareholder distributions that would prevent it from implementing the Project and other Proponent's obligations under the Agreement including the making of payments to the Minister as required under the Agreement.

6.10 Other Financing

The Proponent remains solely responsible for providing or obtaining the funding, in addition to the Contribution, required for the carrying out of the Project and the fulfillment of the Proponent's other obligations under the Agreement.

6.11 Lobbyist Act

The Proponent represents and warrants that any person who lobbys on its behalf to obtain the Agreement, or any benefit thereunder, and who is required to be registered pursuant to the Lobbyists Registration Act R.S. 1985 c. 44 (4th Supplement), is registered pursuant to that Act.

7. Term of Agreement

7.1 Contractual Benefits

The Agreement will terminate when all of the Proponent's undertakings in regard to the contractual benefits mentioned in Schedule 4 have been fulfilled.

7.2 Advisee Payment

Any advance or accelerated payment by the Proponent of the amounts due to the Minister under Schedule 4 shall not have the effect of shortening the period set in Schedule 4 for the fulfillment of contractual benefits to Canada.

7.3 Audit

The audit rights of the Minister under section 5 above will survive for one year the termination date established under subsection 7.1 above.

8. Default and Recovery

8.1 Events of Default

The Minister may declare that an event of default has occurred if:

      (a) the Proponent is adjudged or declared bankrupt or if it goes into receivership or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors

      (b) an order is made which is not being contested or appealed by the Proponent or a resolution is passed for the winding-up of the Proponent or it is dissolved;

      (c) the Proponent has intentionally submitted false or misleading information to the Minister or intentionally made a false or misleading representation;

      (d) any material term, condition or undertaking in the Agreement is not complied with in any material respect; or

      (e) the Proponent neglects or fails to pay to the Minister any amount due in accordance with this Agreement;

provided that the Minister will not declare an event of default has occurred by reason of paragraphs (c), (d) or (e) unless the Minister has given notice to the Proponent of the condition or event which in the Minister's opinion constitutes an event of default and the Proponent has failed, within 30 days of receipt of the notice, either to correct the condition or event complained of or to demonstrate, to the satisfaction of the Minister, that it has taken such steps as are necessary to correct the condition, and has notified the Minister of the rectification.

8.2 Remedies On Default

If the Minister declares that an event of default has occurred, the Minister may exercise one or more of the following remedies:

      (a) suspend any obligation by the Minister to contribute or continue to contribute to the Eligible Costs including any obligation to pay any amount owing prior to the date of much suspension;

      (b) terminate any obligation of the Minister to contribute or continue to contribute to the Eligible Costs, including any obligation to pay any amount owing prior to the date of such termination;

      (c) require the Proponent to repay to the Minister all or part of the Contribution paid by the Minister to the Proponent, and pay the Minister any amounts due under the Agreement. together with interest from the date of demand at the Interest Rate;

If an event of default has occurred in relation to paragraph 8.1(a) or (b), or as a result of the failure of the Proponent to comply with subsection 6.6 of these General Conditions (intellectual

Property), section A (Payments to Minister) or subsection B.1 (Work in Canada) of Schedule 4, or the provisions that may be part of the Agreement regarding the disposal of special purpose equipment, the Minister may direct the Proponent to transfer and deliver to the Minister title to, possession of, and all rights of the Proponent in the Intellectual Property, and the Proponent will immediately comply.

8.3 Remedies Fair and Reasonable

The Proponent acknowledges that in view of the policy objectives served by the Ministers agreement to make the contribution, the fact that the contribution comes from public monies, and that the amount of damages sustained by the Crown in the event of default is difficult to ascertain, that it is fair and reasonable that the Minister be entitled to exercise any or all of the remedies provided for in this section 8 and to do so in the manner provided for in that section if an event of default occurs; provided that in exorcising any remedy in accordance with paragraph 8.2(e) other than for a breach of paragraph 8.1(e), the Minister will credit the Proponent for any amounts paid to the Minister under Schedule 4 of this Agreement.

8.4 No Waiver

The fact that the Minister refrains from exercising a remedy he or she is entitled to exercise under the Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Minister in any way from later exercising any other right or remedy under the Agreement or other applicable law.

9. Force Majeure

9.1 Event of Force Majeure

The Proponent will not be in default by reason only of any failure in performance of the Project in accordance with Schedule 2 if such failure arises without the fault or negligence of the Proponent and is caused by any event of force majeure.

9.2 Definition of Force Majeure

Force majeure means any cause which is unavoidable or beyond the reasonable control of the Proponent, including war, riot, insurrection, orders of government, strikes or any Act of God or other similar circumstance which is beyond the Proponent's control, and which could not have been reasonably circumvented by the Proponent without incurring unreasonable cost.

10. Announcements

10.1 Consent to Public Announcements

The Proponent hereby consents to public announcements by or on behalf of the Minister containing any of the information contained in Schedule 6 entitled "Project Fact Sheet for News Release".

10.2 Confidentiality Obligation

The Minister will inform the Proponent of the date on which the first public announcement is to be made and the Proponent will not disclose the existence of this Agreement until such date.

10.3 Reporting under Security Laws

Nothing in this Agreement shall be interpreted as preventing the fulfillment by the Proponent of its reporting obligations under applicable security laws.

11. Notice

11.1 Form and Timing of Notice

Any notice, information or document provided for under the Agreement shall be effectively given if delivered or sent by letter or facsimile, postage or other charges prepaid. Any notice that is delivered shall have been received on delivery; any notice sent by facsimile shall be deemed to have been received one working day after having been sent, and any notice mailed shall be deemed to have bean received eight (8) calendar days after being mailed.

11.2 Change of Address

A party may change the address which that party has stipulated in the Agreement by notifying in writing the other party of the new address.

12. Compliance with Laws

In implementing the Agreement, the proponent will comply with all applicable federal, provincial and municipal laws, including but not limited to statutes, regulations, by-laws, ordinances and decrees.

13. Members of Parliament

No member of the House of Commons will be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person who is a member of the same will, directly or indirectly, be a party to or be concerned in the Agreement.

14. Annual Appropriations

14.1 Parliamentary Allocation

Any payment by the Minister under this Agreement is subject to time bring an appropriation for the Fiscal Year in which the payment is to be made; and to cancellation or reduction in the event that department funding levels are changed by Parliament.

14.2 Lack of Appropriation

In the event that the Minister is prevented from disbursing the full amount of the Contribution due to a lack or reduction of appropriation or departmental funding levels, are parties agree to review the effects of such a shortfall in the Contribution on the implementation of the Agreement and to adjust, as appropriate, the Contractual benefits specified in Schedule 4.

15. Confidentiality

15.1 Consent Required

Subject to section 10 and the Access to Information Act, each party shall keep confidential and shall not without the consent of all parties disclose the contents of the Agreement and the documents pertaining thereto, whether provided before or after the Agreement was entered into, or of the transactions contemplated herein.

15.2 International Dispute

The Minister is hereby authorized to disclose any of the information referred to in paragraph 15.1 above where, in the opinion of the Minister, such disclosure is required to an international trade panel for the purposes of the conduct of a dispute in which Canada is a party, or a third party intervenor. The Minister shall give prior notice to the proponent of such disclosure.

15.3 Financing and Licensing

The Minister hereby consents to the Proponent disclosing the Agreement or any portion thereof for the purposes of securing additional financing or of licensing for commercial exploitation, subject to the Proponent having the person to, whom the information is disclosed execute e nondisclosure agreement prior to disclosure

16. Consent of the Minister

Whenever the Agreement provides for the proponent obtaining the consent or agreement of the Minister, it is understood that such consent or agreement shall not be unreasonably withheld and that the Minister may make the issuance of such consent or agreement subject to reasonable conditions.

17. No Assignment of Agreement

The Proponent shall not assign the Agreement nor any part thereof without the prior written consent of the Minister.

18. Compliance with Post-employment Provisions

The proponent confirms that no individual for whom the post-employment provisions of the Conflict of Interest and Post-Employment Code for Public Officer Holders or the conflict of Interest and Post-Employment Code for the Public Service apply will derive a direct benefit from this Agreement unless that individual is in compliance with the applicable post-employment provisions.

19. Contribution Agreement Only

The Agreement is a contribution agreement only, not a contract for services or a contract of service or employment, and nothing in the Agreement, the parties relationship or actions is intended to create, nor shall be considered as creating, a partnership, employment or agency relationship between them. The Proponent is not in any way authorized to make a promise, agreement or contract and to incur any liability on behalf of Canada, nor shall Canada make a promise, agreement or contract and incur any liability on behalf of the Proponent, and the Proponent shall be solely responsible for any and all payments and deductions required by the applicable laws.

20. Binding Agreement

This Agreement is binding on the parties and their successors and permitted assigns.

21. Severability

Any provision of this Agreement prohibited by law or otherwise ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

22. Applicable Law

The Agreement shall be interpreted in accordance with the laws in force in the province where the Proponent's head office is located.

23. Signature in Counterparts

This Agreement may be signed in counterparts, each of which when taken together, will constitute an original Agreement.

                            SCHEDULE 2 - THE PROJECT

A - THE PROJECT


      *Filed Separately with the SEC*


B - STATEMENT OF WORK (SOW) - OCTOBER 1st, 2001 TO APRIL 30th, 2002


      *Filed Separately with the SEC*

                                                                          FORM B

                             FORM B - MILESTONES (1)


      *Filed Separately with the SEC*

                                                                          FORM B

                             FORM B - MILESTONES (2)


      *Filed Separately with the SEC*

                                                                          FORM C

           C - CURRENT FISCAL YEAR COST BREAKDOWN BY MAJOR ACTIVITIES


      *Filed Separately with the SEC*

                                                                          FORM D

                        D - COST BREAKDOWN BY FISCAL YEAR


      *Filed Separately with the SEC*

               SCHEDULE 3 - CLAIMS AND TPC PROJECT COST PRINCIPLES


A. - CLAIMS

1. The Minister will pay the Contribution to the Proponents, in respect of Eligible Costs incurred, on the basis of claims which will:

      a) be submitted on a monthly basis ("Claim Period") by each Proponent, except for the first claim of each Proponent which may cover a longer period going back to October 1st, 2001;

      b) be submitted on TPC claim forms, within forty-five (45) days of the end of each Claim Period;

      c) be accompanied with details of all costs being claimed, which will be substantiated by such documents as may be required by the Minister and presented in accordance with the structure and the milestones contained in the Statement of Work in Schedule 2.

      d) be certified by the chief financial officer of the each Proponent for their respective claim or other persons satisfactory to the Minister;

      e) be accompanied by a report on the progress made, in carrying out the Project during the Claim Period, containing such information as mentioned in the section of Schedule 5 (Reporting Requirements) entitled Claim Reports;

      f) include a deduction for Eligible Costs included in a previous claim but which have not been paid by the Proponent within ninety (90) days of such claim.

2. In regard to paragraph 1(f) above, the Minister may request at any time that the Proponents provide satisfactory evidence to demonstrate that Eligible Costs have been paid.

3. Within one hundred and twenty (120) days of the submission of the final claim, the Proponents shall individually submit an itemized statement certified by their respective chief financial officer attesting to the Eligible Costs for the entire Project having been incurred and paid.

B - TPC PROJECT COST PRINCIPLES


1. GENERAL PRINCIPLE


The total Eligible Costs of the Project shall be the sum of the applicable directed indirect costs which are, or are to be reasonably and properly incurred and/or allocated, in the performance of the Project, less any applicable credits. These costs shall be determined in accordance with the Proponent cost accounting system as accepted by the Minister and applied consistently over time.

2. DEFINITION OF REASONABLE COST

      (1) A cost is reasonable if, in nature and amount it does not exceed that which would be incurred by an ordinary prudent person in the conduct of a competitive business.

      (2) In determining the reasonableness of a particular cost, consideration shall be given to:

            (a) whether the cost is of a type generally recognized as normal and necessary for the conduct of the Proponent's business or performance of the Project;

            (b) the restraints and requirements by such factors as generally accepted sound business practices, arm's length bargaining, federal, provincial and local laws and regulations, and Agreement terms;

            (c) the action that prudent business persons would take in the circumstances, considering their responsibilities to the owners of the business, their employees, customers, the Government and public at large;

            (d) significant deviations from the established practices of the Proponent which may unjustifiably increase the Eligible Costs; and

            (e) the specifications, delivery schedule and quality requirements of the particular Project as they affect costs.

3. DIRECT COSTS

There are three categories of direct costs:

      (a) Direct Material Cost meaning the cost of materials which can be specifically identified and measured as having been used or to be used for the performance of the Project and which are so identified and measured consistently by the Proponent's cost accounting system as accepted by the Minister.

            (i.) These materials may include, in addition to materials purchased solely for the Project and processed by the Proponent, or obtained from subcontractors, any other materials issued from the Proponent's general stocks.

            (ii.) Materials purchased solely for the Project or subcontracts shall be charged to the Project at the net laid down cost to the Proponent before cash discounts for prompt payment.

            (iii.) Materials issued from the Proponent's general stocks shall be charged to the Project in accordance with the method as used consistently by the Proponent in pricing material inventories.

      (b) Direct Labour Cost meaning that portion of gross wages or salaries incurred for activities which can be specifically identified and measured as having been performed or to be performed on the Project and which is so identified and measured consistently by the Proponent's cost accounting system as accepted by the Minister.

      (c) Other Direct Costs meaning those applicable costs, not falling within the categories of direct material or direct labour, but which can be specifically identified and measured as having been incurred or to be incurred in performance of Project activities and which are so identified and measured consistently by the Proponent's costing system as accepted by the Minister.

4. INDIRECT COSTS

(1) Indirect Costs (overhead) meaning those costs which, though necessarily having been incurred during the period of the performance of the Project activities for the conduct of the Proponent's business in general, cannot be identified and measured as directly applicable to the Project.

(2) These Indirect Costs may include, but are not necessarily restricted to, such items as:

      (a)   indirect materials and supplies (*);

      (b)   indirect labour;

      (c)   fringe benefits (the Proponent's contribution only);

      (d) service expenses: expenses of a general nature such as power, heat, light, operation and maintenance of general assets and facilities;

      (e) fixed/period charges: recurring charges such as property taxes, rentals and reasonable provision for depreciation;

      (f) general and administrative expenses: including remuneration of executive and corporate officers, office wages and salaries and expenses such as stationery, office supplies, postage and other necessary administration and management expenses;

      (g) selling and marketing expenses associated with the products or services being acquired under the Agreement;

      (h) general research and development expenses as considered applicable by the Minister.

      * For supplies of similar low-value, high-usage items the costs of which meet the above definition of Direct Material Costs but for which it is economically expensive to account for these costs in the manner prescribed for direct costs, then they may be deemed to be indirect costs for the purposes of the Project.

5. ALLOCATION OF INDIRECT COSTS

Indirect costs shall be accumulated in appropriate indirect cost pools, reflecting the Proponent's organizational or operational lines and these pools subsequently allocated to the Project or contracts, in accordance with the following two principles:

      (a) the costs included in a particular indirect cost pool should have a similarity of relationship with the Project or contracts, as applicable, to which that indirect cost pool is subsequently distributed; further, the costs included in an indirect cost pool should be similar enough in their relationship to each other that the allocation of the total costs in the pool provides a result which would be similar to that achieved if each cost within that pool were separately distributed;

      (b) the allocation basis for each indirect cost pool should reflect, as far as possible, the causal relationship of the pooled costs to the Project to which these costs are distributed.

6. CREDITS

The applicable portion of any income, rebate, allowance, or any other credit relating to any applicable direct or indirect costs, received by or accruing to the Proponent, shall be credited to the Eligible Costs.

7. NON-APPLICABLE COSTS

Notwithstanding that the following costs may have been or may be reasonably and properly incurred by the Proponent during the performance of Project activities, they are considered non-applicable costs to the Project:

      (a) allowance for interest on invested capital, bonds, debentures, bank or other loans together with related bond discounts and finance charges;

      (b) legal, accounting and consulting fees in connection with financial reorganization, security issues, capital stock issues, obtaining of patents and licenses and prosecution o claims against the Minister;

      (c) losses on investments, bad debts and expenses for the collection thereof;

      (d)   losses on other projects or contracts;

      (e) federal and provincial income taxes, excess profit taxes or surtaxes and/or special expenses in connection therewith;

      (f)   provisions for contingencies;

      (g) premiums for life insurance on the lives of officers and/or directors where proceeds accrue to the Proponent;

      (h)   amortization of unrealized appreciation of assets;

      (i)   depreciation of assets paid for by the Minister;

      (j)   fines and penalties;

      (k)   expenses and depreciation of excess facilities;

      (l)   unreasonable compensation for officers and employees;

      (m) product development or improvement expenses not associated with the product being acquired under the Project;

      (n) advertising, except reasonable advertising of an industrial or institutional character placed in trade, technical or professional journals for the dissemination of information for the industry or institution;

      (o)   entertainment expenses;

      (p)   donations except those to charities registered under the Income Tax
            Act;

      (q) dues and other memberships other than regular trade and professional associations;

      (r) fees, extraordinary or abnormal for professional advice in regard to technical, administrative or accounting matters, unless approval from the Minister is obtained.


ADDENDUM TO TPC PROJECT COST PRINCIPLES

A -   Intellectual Property Protection

      Notwithstanding subsection 7(b) above, legal, accounting and consulting fees in connection with the obtaining of patents and statutory protection of other elements of the Intellectual Property are Eligible Costs.

B -   Specific Purpose Equipment

      For Eligible Costs in respect to Special Purpose Equipment, see the Schedule entitled Special Purpose Equipment.

C -   SR&ED Method of Calculating Labour and Overhead Allowance

      Notwithstanding the provisions on Direct Labour Costs and Indirect Costs contained above, in the event that it is mentioned in the Statement of Work that the Canada Customs and Revenue Agency policy on Scientific Research and Experimental Development has been chosen by the Proponent as a proxy for Overhead calculations for this Project, please see the attached guide, TPC Overhead Proxy.

                               TPC Overhead Proxy

Calculating the Prescribed Proxy Amount for Eligible Overhead Expenditures, A Summary of CCRA T4088 Rev. 99 Guide to Form T661 - Claiming Scientific Research and Experimental Development Expenditures http://www.ccra-adrc.gc.ca/E/pub/tg/t4088eq/README.html. This summary has been prepared to outline the major elements of calculating the prescribed proxy amount (PPA). In case of disagreement between this summary and the SR&ED rules, SR&ED will apply.

In lieu of standard PWGSC direct labour and overhead negotiations, TPC clients may choose to follow the SR&ED rules. Under this method, rather than specifically identifying and allocating incremental overhead expenditures to the Project, a PPA for eligible overhead costs may be calculated based on a fixed percentage of the salaries or wages, or portion thereof, of the employees directly engaged in the Project. The base will include wages/salaries as well as normal sick and vacation leave and statutory holidays. It will not include expenditures for taxable benefits, as well as remuneration based on profits and bonuses, or related benefits (the employer's share of EI, CPP or QPP, WCB or CSST, employee pension and medical plans).

The current SR&ED PPA rate is 65% of the base.

The PPA will cover overhead expenditures such as:

      o the related benefits (employer's share) of the approved wages/salaries

      o     office supplies

      o     general purpose office equipment

      o     heat, water, electricity and telephones

      o     support staff salaries or wages

      o     travel and training

      o     property taxes

      o     maintenance and upkeep of Project premises, facilities or equipment

      o any other eligible expenditures, not specifically identified in the Statement of Work, that are incremental costs as a result of the approved Project activity.

Note, there are rules that limit the amount of wage/salary costs of specified employees that can be included in the base. For year 2000, the maximum amount is $94,000 per specified employee. Specified employees are those employees who do not deal at arm's length with the employer or who own directly or indirectly, at any time during the year, 10% or more of the issued shares of any capital stock of the employer or of any corporation related to the employer.

The following table highlights the types of activity that should be included in calculating the base as well as applicable limits.

                  Calculating the Prescribed Proxy Amount Base

--------------------------------------------------------------------------------
Include the Portion of Wages for Time spent on the Project of:
--------------------------------------------------------------------------------

Employees directly engaged in the Project, based on such tasks as:

o preparing equipment and materials for experiments, tests and analysis (but not for maintaining equipment);

o     experimenting, testing and analysing;

o     collecting data for experimentation and analysis; and,

o directing the course of the ongoing Project activities being claimed for the year.

Other employees' time is also considered to be directly engaged in the project to the extent the following tasks are required as part of the SOW:

o recording measurements, making calculations and preparing charts and graphs;

o     conducting statistical surveys and interviews,

o     preparing computer programs, and,

o working in areas of engineering or design, operations research, mathematical analysis and psychological research.

Supervisors or managers time spent directly involved in the technical aspects of the Project.

Note: employees who spend all or substantially all of their time (90%) on SOW activities are considered to spend all of their time on the Project.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Do Not Include
--------------------------------------------------------------------------------

Employees providing a service to Project staff including clerks, secretaries and receptionists engaged in activities in such areas as accounting, payroll, finance, legal, shipping, inventory control, maintenance and word processing.

Time managers and supervisors spend on the non technical management aspects of activities such as long-term decision making, contract administration and other decision-making functions that do not directly influence the Project activities.

Usually, do not include work performed beyond the first-line supervision level.

For a specified employee, the maximum amount of salary that can be included in the base is limited to 75% of salary/wage costs, regardless of the share of time working on the Project exceeds this amount. This amount is further restricted, to be the lessor of the prior calculation or the following formula:

2.5 times the Maximum Pensionable Earnings (for CPP purposes, $37,600 for year
2000) times the number of days in the taxation year that the person is employed by the client divided by 365.

--------------------------------------------------------------------------------

                        SCHEDULE 4 - CONTRACTUAL BENEFITS

A -      PAYMENTS TO THE MINISTER

1.       Definitions

         "Warrant" means a certificate issued individually by March Networks and Mitel Networks giving to the Minister the right to purchase common shares issued respectively by March Networks and Mitel Networks at a stated price and stipulated date.

         "Fair market value" means the value of the shares on the Toronto Stock Exchange or other public exchange at the close of business on the day before receipt.

2.       Warrants

         2.1      March Networks and Mitel Networks shall in accordance with section 8.11 of the Agreement individually issue to the Minister a Warrant Certificate on September 30th, 2002 and on every September 30th up to and including September 30th, 2005 evidencing a number of warrants based on the Contribution disbursed in the preceding twelve months divided by the Fair market value of the shares on the relevant September 30th. These Warrant Certificates shall be delivered to the Minister no later than 30 days after the issuance.

         2.2 The terms and conditions of the warrants will be as set forth in the respective specimen Warrant Certificate contained in
                  Schedule 8 to this Agreement.

         2.3 The Warrant Certificate shall be accompanied by a legal opinion addressed to the Minister confirming the due and valid execution and delivery of the Warrant Certificate.

         2.4 March Networks and Mitel Networks will use their best efforts to effect the issuance of the warrants. In the event the Toronto Stock Exchange or other applicable public exchange does not approve the issuance of these warrants, the Proponents shall be obligated to repay the related portion of the Contribution with interest at the Interest Rate from the date the related warrant Certificate was required to be issued.

B -      CONTRACTUAL BENEFITS TO CANADA

1.       Work in Canada

a) Unless otherwise agreed to in writing by the Minister, the Proponents will ensure that the Intellectual Property is exploited through the production, exclusively in Canada, of resulting products until live years after the completion of the Project as described in Schedule 2 - The Project.

b) The Proponents will not, without the prior written, consent of the Minister, grant any right to the production of resulting products or transfer title to any of the Intellectual Property outside of Canada, except the licence or sub-licence in conjunction with the sale of resulting products, and will impose the same restriction on all licensees or transferees.

c) The expression "resulting products" as used in paragraph a) and b) above means products, including services, resulting from the use of the Intellectual Property.

2.       Commercial Exploitation Work outside of Canada

The Proponents will have the right to insert the Intellectual Property produced in Canada into existing products currently manufactured outside of Canada.

3.       R&D after Project Completion Date


The Proponents undertake to conduct an average of $[*Filed Separately with the SEC*], with a minimum of $[*Filed Separately with the SEC*], worth of R&D per year during the next five years following the Project Completion Date.

                       SCHEDULE 5 - REPORTING REQUIREMENTS

1.       Claim Reports

Whenever the Proponents individually submit a claim, they shall attach to the claim a progress report containing:

(a) a description of the progress made in the fulfilment of the Statement of Work during the Claim Period, detailed by Activity as defined in the Statement of Work;

(b) a statement of milestones achieved, if any, during; the Claim Period;

(c) an assessment of any significant delay in completing the Project or the attainment of any milestone identified in the Statement of Work, the reasons for such delay, and mitigation measures being taken;

(d) the Proponent's revised projections of Project cash flows for the current Fiscal Year, except that in cases where the Claim Period is monthly, this information is to be provided on March 31st, June 30th, September 30th and December 31st of each year;

(e) an update to the list of current holdings of Special Purpose Equipment (Special Purpose Equipment Form in Schedule 7) if any modifications have been made since the last claim;

No claim for the Contribution will be processed unless and until such report is provided to the Minister.

2.       Annual Review

Unless otherwise agreed to, the parties shall meet at least once annually during the Project period, at a mutually agreeable time, to review the progress of the Project.

3.       Project Progress Reports

At least one (1) month prior to the date set for the Annual Review meeting mentioned in section 2 above, the Proponents shall provide the Minister with a written progress report containing:

(a) a description of the progress in completion of the Project activities, in comparison with the schedule and milestones contained in the Statement of Work and the related Project expenditures for that segment of Project activities;

(b) the Proponents' revised cost breakdown for the project, including an estimated cost breakdown by major activity and by Fiscal Year; and

(c) an indication of any delay in completing the Project and the reasons for such delay, together with the Proponents' revised schedule mid any proposed revisions to the Statement of Work.

4.       Annual Information Updates

By February 15th, 2003, and by the same date each year thereafter until this Agreement ends in accordance with section 7 of the General Conditions, the Proponents shall individually provide the following information updates to the
Minister:

(a) an update of the projected and actual repayments to the Minister, as set out in Form TPC-1 (Report on Estimated & Actual Repayments to the Minister) attached hereto, together with an explanation of any significant changes from the last update.

         (Note: Once the repayment period starts, this update shall be provided annually at the time of making repayment, in accordance with the provisions entitled "Payments to Minister" in Schedule 4)

(b) an update of projected and actual person years (PYs), as set out in Form TPC-2 (Report on Job Creation and Maintenance) attached hereto, together with an explanation of any significant changes from the last update;

(c) an update of other representations and expected results as set out in Form TPC-3 (Report on Other Representations & Expected Results) attached hereto, together with an explanation of any significant changes from the last update;

(d) an update of investment leverage, as set out in Form TPC-4 (Report on Investment Leverage) attached hereto, together with an explanation of any significant changes from the last update;

(e) an update on sustainable development impacts, a s set out in Form TPC-5 (Report on Sustainable Development impacts) attached hereto, together with an explanation of any significant changes from the last update;

(f) a summary of the progress made in the fulfilment of specific commitments in regard to contractual benefits to Canada identified in Schedule 4;

(g) an update to the list of current holdings of Special Purpose Equipment as set out in the Special Purpose Equipment Form forming part of Schedule 7;

(h) an identification of any planned or completed transfer to commercial production, transfer outside of Canada, sale, lease or other disposal of Special Purpose Equipment,

5.       Changes in Annual Ceilings for Contribution

The revised forecasts on Project costs contained in the Claim Reports, the Project Progress Reports and the Annual Information Updates, do not constitute requests for reprofiling of annual ceilings for the Contribution as mentioned in
Article 4.3. Any reprofiling request shall be specifically and separately made by the Proponents.

6.       Annual Financial Statements

The Proponents shall individually provide the Minister with a copy of their annual audited financial statements within four (4) months of the end of each of the Proponents' fiscal years.

                 SCHEDULE 5 - REPORTING REQUIREMENTS FORM TPC -1

            REPORT ON ESTIMATED AND ACTUAL REPAYMENTS TO THE MINISTER

PROPONENTS: March Networks Corporation                   PROJECT NO.: 720-481443
            Mites Networks Corporation
            Mitel Knowledge Corporation

----------------------------------------------------------------------------------------------------------------------
       1               2             3              4              5              6             7             8
----------------------------------------------------------------------------------------------------------------------
  YEAR ENDING      ESTIMATED     ESTIMATED      ESTIMATED     ACTUAL VALUE     ACTUAL        ACTUAL        DUE DATE
                  VALUE OF A     NUMBER OF      POTENTIAL     OF A WARRANT    NUMBER OF     POTENTIAL
  (MM/DD/YY)        WARRANT      WARRANTS       RETURN AT        AT ITS       WARRANTS      RETURN AT      (MM/DD/YY)
                                                  6.25%       DELIVERANCE                     6.25%
                      ($)                       EXECUTION                                   EXECUTION
                                                                  ($)
                                                   ($)                                         ($)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
9/30/02                                                                                                   10/30/02
----------------------------------------------------------------------------------------------------------------------
9/30/03                                                                                                   10/30/03
----------------------------------------------------------------------------------------------------------------------
9/30/04                                                                                                   10/30/04
----------------------------------------------------------------------------------------------------------------------
10/1/04                                                                                                   10/30/04
----------------------------------------------------------------------------------------------------------------------
9/30/05                                                                                                   10/30/05
----------------------------------------------------------------------------------------------------------------------
10/1/05                                                                                                   10/30/05
----------------------------------------------------------------------------------------------------------------------
10/1/06                                                                                                   10/30/06
----------------------------------------------------------------------------------------------------------------------
10/1/07                                                                                                   10/30/07
----------------------------------------------------------------------------------------------------------------------
10/1/08                                                                                                  10/30/08
----------------------------------------------------------------------------------------------------------------------
TOTAL
----------------------------------------------------------------------------------------------------------------------

SIGNATURE OF AUTHORIZED OFFICER:__________________________________________

REPORT DATE:_________________

The Proponent certifies that the initial repayment projections provided at the time of the Agreement, and as may be revised from time to time per the requirements of Schedule 5, represent reasonable estimates of the repayments that the Minister can expect from this Project, as they could be determined at any particular time. The Minister recognizes that those estimates may vary through time, due to factors over which the Proponent has little or no control.

                       SCHEDULE 5 - REPORTING REQUIREMENTS          FORM TPC - 2

                     REPORT ON JOB CREATION AND MAINTENANCE

PROPONENTS- Mitel Network Corporation                     PROJECT NO. 720-481443
            Mitel Network Corporation
            Mitel Knowledge Corporation

--------------------------------------------------------------------------------

GENERAL INSTRUCTIONS

The intent of this schedule is to identify the number of PY's expended on Project related activities during any one year of the duration of the Agreement, according to category of employment. Both part-time and full-time employees should be claimed, as employment of all types represents a Project benefit. Part-time work should be converted into PY units on the basis normally used by the Proponent provided it is between 1800 and 2000 hours of work paid in a given year.

1. Data is to be provided based on a 52 week calendar year and should be expressed in PY units.

2. Direct PYs are to be counted. The term "direct PY" relates to the work performed in Canada by employees of the proponent. Only those direct PYs which result from the Project are to be counted. Work performed outside of Canada by Canadian employees is not to be included except for eligible activities performed as part of the Statement of Work during the Work Phase. Reported PYs may be performed by existing staff or by new hires. These PYs are normally located in the Proponent's facility and involve an eligible operation or activity supported by the industrial assistance program. During the Benefits Phase, these PYs normally pertain to production/distribution activities associated with the supported facility, product or processes of the proponent.

3. Indirect PYs refer to work performed in Canada as a result of the Project by employees who are not employed by the Proponent, and normally at a location other than the Proponent's facility. Apart from the following two exceptions, indirect PYs are never to be included in the PY count:

      1) Subcontracted PYs. in the Work phase of R&D/innovation projects are included in the PY count, provided that the related activity is explicitly set out in the Statement of Work in the Contribution Agreement.

      2) Benefit phase production PYs of related entities to the Proponent are included in the PY count, provided that the Contribution Agreement explicitly includes PY reporting requirements on the parties concerned and provides the Minister access to the related facilities for monitoring purposes.

4. Reporting during the Work phase requires a yearly breakdown by category of employment. Reporting during the Benefits phase requires the average number of PYs during this phase by category of employment.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                           FORM TPC - 2 (Cont'd)
--------------------------------------------------------------------------------
PART 1 :  WORK PHASE - Data compiled as of:  December 31, 2001

--------------------------------------------------------------------------------
      CATEGORY OF EMPLOYMENT                      TOTAL NUMBER OF PERSON YEARS
                                                --------------------------------
                                                  ESTIMATE              ACTUAL
--------------------------------------------------------------------------------
A)   KNOWLEDGE-BASED                      Yr. 1 ending 12/31/2002         *
     (SCIENCE, ENGINEERING &              Yr. 2 ending 12/31/2003         *
     TECHNICAL)                           Yr. 3 ending 12/31/2004         *
                                          Yr. 4 ending 12/31/2005         *
                                          Yr. 5 ending 12/31/2006
--------------------------------------------------------------------------------
B)   MANAGEMENT & ADMINISTRATION          Yr. 1 ending 12/31/2002         *
                                          Yr. 2 ending 12/31/2003         *
                                          Yr. 3 ending 12/31/2004         *
                                          Yr. 4 ending 12/31/2005         *
                                          Yr. 5 ending 12/31/2006         *
--------------------------------------------------------------------------------
C)   SUB-CONTRACTED WORK                  Yr. 1 ending 12/31/2002
                                          Yr. 2 ending 12/31/2003         *
                                          Yr. 3 ending 12/31/2004         *
                                          Yr. 4 ending 12/31/2005         *
                                          Yr. 5 ending 12/31/2006         *
--------------------------------------------------------------------------------
     TOTAL                                Yr. 1 ending 12/31/2002         *
                                          Yr. 2 ending 12/31/2003         *
                                          Yr. 3 ending 12/31/2004         *
                                          Yr. 4 ending 12/31/2005         *
                                          Yr. 5 ending 12/31/2006         *
--------------------------------------------------------------------------------
PART 2 - BENEFIT PHASE - Data compiled as of:  December 31, 2001
--------------------------------------------------------------------------------
      CATEGORY OF EMPLOYMENT                    NUMBER OF PERSON YEARS
                                         ---------------------------------------
                                          ESTIMATED AVERAGE           ACTUAL
                                          NUMBER OF PERSON         PERSON YEARS
                                         YEARS FOR DURATION        FOR REPORTING
                                          OF BENEFIT PHASE            PERIOD
--------------------------------------------------------------------------------
A)   KNOWLEDGE-BASED                             *
     (SCIENCE, ENGINEERING & TECHNICAL)
--------------------------------------------------------------------------------
B)   GENERAL PRODUCTION                          *
--------------------------------------------------------------------------------
C)   MANAGEMENT, ADMINISTRATION,                 *
     MARKETING, SALES & SUPPORT
--------------------------------------------------------------------------------
     TOTAL                                       *
--------------------------------------------------------------------------------

SIGNATURE OF AUTHORIZED OFFICER:____________________________________

REPORT DATE:_________________________

The Proponent certifies that the initial employment projections presented at the time of the Agreement, and as may be revised from time to time per the requirements of Schedule 5, represent reasonable estimates of the employment benefits that the Minister can expect from this Project, as they could be determined at any particular time. The Minister recognizes that those estimates may vary through time, due to factors over which the Proponent has little or no control.


----------
*     Filed Separately with the SEC*

                       SCHEDULE 5 - REPORTING REQUIREMENTS          FORM TPC - 3

               REPORT ON OTHER REPRESENTATIONS & EXPECTED RESULTS


PROPONENTS: March Networks Corporation                   PROJECT NO.: 720-481443
            Mitel Networks Corporation
            Mitel Knowledge Corporation

--------------------------------------------------------------------------------
Other representations and expected results include:

1. PATENTS: [are there any patents that are expected, to result from the development work of the Project]

2. ACQUISITION OF TECHNOLOGY: [is the Proponent planning to acquire intellectual property rights, technology, or know-how essential to the success of the Project.]

3.    CORPORATE MANDATES: [specify any new or enhanced mandates expected]

4. OTHER SIGNIFICANT REPRESENTATIONS/EXPECTED RESULTS: [strategic alliances or partnerships, new applications of technology, technology diffusion, etc.]
--------------------------------------------------------------------------------
DESCRIPTION OF EXPECTED       PLANNED/REVISED DATE       STATUS/ACTUAL DATE
RESULT/REPRESENTATION

--------------------------------------------------------------------------------
1.    N/A

2.    N/A

3.    N/A

4.    N/A
--------------------------------------------------------------------------------

SIGNATURE OF AUTHORIZED OFFICER.:___________________________________

REPORT DATE:_____________________

The Proponent certifies that the initial projections presented at the time of the Agreement, and as may be revised from time to time per the requirements of
Schedule 5, represent reasonable estimates of the benefits that the Minister can expect from this Project, as they could be determined at any particular time. The Minister recognizes that those estimates may vary through time, due to factors over which the Proponent has little or no control.

                       SCHEDULE 5 - REPORTING REQUIREMENTS          FORM TPC - 4

                          REPORT ON INVESTMENT LEVERAGE

PROPONENT: March Networks Corporation                    PROJECT NO,: 720-481443
           Mitel Networks Corporation
           Mitel Knowledge Corporation

This form estimates all costs incurred in Canada and investment that may be leveraged by TPC funds. These include:

-- ELIGIBLE SUPPORTED COSTS: Those costs incurred by the Proponent and towards which TPC provides financial support.

-- OTHER PROJECT RELATED COSTS (INCLUDING POST WORK PHASE INVESTMENT): Other non-recurring costs incurred in Canada that are directly related to the Project. This would include items such as cost overruns but would not include costs prior to the date indicated in Article 4.2. For example, a project may include capital costs (for land and building) that are not eligible for TPC support, but which the company will incur directly related to the project.

      Post work phase investment refers to any additional non-recurring, post work phase, Project related investment in Canada by the Proponent (e.g. non-recurring related to production facilities, marketing and distribution activities, etc ...). For example, a company may have to build new production lines, or create a new marketing team, or establish a new distribution line/network for the resulting product/technology.

-- OTHER INVESTMENT: Other investment unrelated to the specific Project but included in the contractual commitments made by the Proponent. For example, a company may commit to construction of a building as a condition of receiving a TPC investment, although the building is not directly part of the project.

----------------------------------------------------------------------------------------------------------------------
                         ESTIMATES ($000)                                             ACTUAL ($000)
----------------------------------------------------------------------------------------------------------------------
       (1)               (2)              (3)             (4)              (1)              (2)             (3)
  Year (Ending        Eligible       Other Project       Other          Eligible       Other Project       Other
    Mar. 31)       Supported Costs   Related Costs     Investment     Support Costs    Related Costs     Investment
----------------------------------------------------------------------------------------------------------------------
      2002             45,390
----------------------------------------------------------------------------------------------------------------------
      2003             72,383
----------------------------------------------------------------------------------------------------------------------
      2004             84,258
----------------------------------------------------------------------------------------------------------------------
      2005             37,969
----------------------------------------------------------------------------------------------------------------------
TOTAL                 240,000
----------------------------------------------------------------------------------------------------------------------

SIGNATURE OF AUTHORIZED OFFICER:_______________________________

REPORT DATE:___________________

The Proponent certifies that the initial projections presented at the time of the Agreement, and as may be revised from time to bane per the requirements of
Schedule 5, represent reasonable estimates of the benefits that the Minister can expect from this Project, as they could be determined at any particular time. The Minister recognizes that those estimates may vary through time due to factors over which the Proponent has little or no control.

                       SCHEDULE 5 - REPORTING REQUIREMENTS          FORM TPC - 5

                   REPORT ON SUSTAINABLE DEVELOPMENT BENEFIT'S

PROPONENT: March Networks Corporation                    PROJECT NO,: 720-481443
           Mitel Networks Corporation
           Mitel Knowledge Corporation

--------------------------------------------------------------------------------
On a full life cycle basis (from design through manufacture/operation and decommissioning or disposal/recycling), the technologies that are to be developed during the course of this R&D Project are expected to provide the following downstream Sustainable Development benefits (over existing industrial practices) as they are incorporated into the commercial activities of the firm.
--------------------------------------------------------------------------------

Benefits                                                      Significant           Moderate           Minor/None
----------------------------------------------------------------------------------------------------------------------
Reduced energy consumption (i.e. efficiency of use) or                                                      X
increased energy production through sustainable means
(i.e. efficiency of generation)
----------------------------------------------------------------------------------------------------------------------

Increased supply of energy from renewable sources                                                           X
----------------------------------------------------------------------------------------------------------------------

Reduced water consumption or increased supply of clean                                                      X
water
----------------------------------------------------------------------------------------------------------------------

Reduced consumption of raw materials or manufactured                                                        X
materials (reduced material Intensity)
----------------------------------------------------------------------------------------------------------------------

Reduced production and/or release of pollutant species                                                      X
of any kind to the atmosphere
----------------------------------------------------------------------------------------------------------------------

Reduced production and/or release of pollutant species                                                      X
of any kind to receiving waters
----------------------------------------------------------------------------------------------------------------------

Reduced production and/or disposal of solid wastes to                                                       X
the land
----------------------------------------------------------------------------------------------------------------------

Reduced usage and/or production and/or disposal of                                                          X
hazardous/toxic substances
----------------------------------------------------------------------------------------------------------------------

Remediation or rehabilitation of contaminated land or                                                       X
water
----------------------------------------------------------------------------------------------------------------------

                SCHEDULE 6 - PROJECT FACT SHEET FOR NEWS RELEASE

--------------------------------------------------------------------------------
Program: Technology Partnerships Canada  Project No.: 720-481443

--------------------------------------------------------------------------------
Name & Address of March Networks:        March Networks Contact:
                                         Name: Dr. Donald Mills, Chief Operating
         March Networks Corporation            Officer
         555 Legget Drive                Telephone:
         Ottawa Ontario K2K 2X3          Fax:

--------------------------------------------------------------------------------
Name & Address of Mitel Networks:        Mitel Networks Contact:
                                         Name: Don Smith, thief Executive
         Mitel Networks Corporation            Officer
         350 Legget Drive                Telephone:
         Ottawa, Ontario K2K 2W7         Fax:

--------------------------------------------------------------------------------
Name & Address of Mitel Networks:        Mitel Knowledge Contact:

         Mitel Knowledge Corporation     Name: Jose Medeiros, Chief Financial
         555 Legget Drive - Tower B            Officer
         Suite 534                       Telephone:
         Ottawa, Ontario K2K 2X3         Fax:

--------------------------------------------------------------------------------
Project Location:                        Project Type:
Ottawa, Ontario                          Enabling Technologies

--------------------------------------------------------------------------------
Industrial Sector:                       Project Purpose:

         Information and Communication   Upgrade of legacy products and
         Technologies Industry           development of a Suite of Interactive
                                         Applications and Smart Broadband
                                         Appliances
--------------------------------------------------------------------------------
Authorized Assistance: $60.000.000.

--------------------------------------------------------------------------------
Project Description and Anticipated Results:

      The R&D program will contain three main sections:

      a)    Upgrade of capabilities of legacy TDM products;

      b)    Development of new IP bated appliances, platforms and applications;

      c) Designing the next generation of converged multimedia appliances and applications.

      The four major tasks are:

      1.    Applications

      2.    Interactive Broadband Appliances

      3.    Integrated Communications Platform

      4.    Video Services

While each product development project will result in a distinct product, during this first year designers will architect systems that are compatible with the future goal of converged voice, data and video solutions. The product families are all designed to operate in the IP environment.

--------------------------------------------------------------------------------

                     SCHEDULE 7 - SPECIAL PURPOSE EQUIPMENT

1.    Definition

"Special Purpose Equipment" means

-equipment, including ancillary systems, instrumentation, or special test equipment that is purchased, leased, manufactured or otherwise acquired for the purposes of the Project, the item cost of which exceeds $250,000, excluding jigs, tools, dies and fixtures, and

-prototypes or pilot plants that are designed and built by the Proponents to demonstrate the technology to be commercialized.

2.    Treatment of Special Purpose Equipment

      (a)   Disposal

Except in the situation described in section (b) below, if the Proponents transfer to commercial production, transfers outside of Canada, sells, leases or otherwise disposes of any Special Purpose Equipment, the Minister will require the Proponents to repay the greater of an amount equal to that of

(i) multiplying the proceeds of disposition of the Special Purpose Equipment by the ratio of the total amount of the contribution paid by the Minister to the total amount paid by the Proponents for Eligible Costs, and

(ii) multiplying the fair market value of the Special Purpose Equipment on the date of the transfer to commercial production, transfer outside of Canada, sale, lease or other disposition by the ratio of the total amount of the contribution paid by the Minister to the total amount paid by the Proponents for Eligible Costs;

but in no event shall the amount payable exceed the amount paid by the Minister to the Proponents under this Agreement.

The Proponents shall make such repayment within 30 days of the transfer to commercial production, transfer outside of Canada, sale, lease, or other disposition of the Special Purpose Equipment.

      (b)   Repayment on Special Purpose Equipment

If the estimated cost as set out in the Statement of Work of ail of the items of Special Purpose Equipment, other than prototypes and pilot plants, is 30% or less of the total estimated Eligible Costs, the Proponents will not be obligated to pay the Minister for those items which are transferred by the Proponents to commercial production in Canada.

3.    Costing Principles

(a) To be an Eligible Cost, the Special Purpose Equipment must be necessary for the performance of the Project, be described in sufficient detail heroin so as to be readily identifiable, and the relevant cost be specified in the Special Purpose Equipment Form attached.

(b) If the Special Purpose Equipment is to be modified or integrated by the Proponents during the Project, the costs related thereto will be eligible only if specifically identified in the Statement of Work in Schedule 2.

(c) Eligible Costs for Special Purpose Equipment will be the net laid down cost to the Proponents, after deducting trade discounts and cash discounts for prompt payment.

(d) Where applicable, periodic payments under a capital lease are Eligible Costs, to a maximum equal to the price of the Special Purpose Equipment, if it were purchased at the commencement of the lease period; all interest and carrying charges are to be excluded. For operating leases, the Eligible Cost is the actual lease payments incurred during the performance of the Project,

(e) Labor and material costs required in the modification or adaptation of the Special Purpose Equipment, for the purposes of the Project, are eligible costs.

(f) Unless such is otherwise allowed in the Statement of Work, costs of construction or alteration of plant facilities to accommodate the Special Purpose Equipment or any other item of machinery and equipment, and any profit, fees, general and administrative overhead expenses related thereto, are not eligible.

4.    Reporting

As mentioned in sections 1 (Claim Reports) and 4 (Annual Information Updates) of
Schedule 5, the Proponents will report to the Minister, using the Special Purpose Equipment Form attached, on all activities associated with Special Purpose Equipment.

The Proponents also agree to monitor the location and use of all the items of equipment that will eventually appear on the list.

                         SPECIAL PURPOSE EQUIPMENT FORM

PROPONENTS: March Networks Corporation, Mitel Networks Corporation,
            Mitel Knowledge Corporation

PROJECT NO.: 720-481443

--------------------------------------------------------------------------------
This list is to include all items of Special Purpose Equipment (SPE), as defined in Schedule 7, purchased by the Proponents for the purposes of carrying out the Project.

The Proponents agree to provide an up-to-date copy of this list with any claim that modifies its content as well as with each annual report,. as specified in
Schedule 5.
--------------------------------------------------------------------------------
                                LIST OF EQUIPMENT
--------------------------------------------------------------------------------
      1                 2                       3                 4
--------------------------------------------------------------------------------
  ITEM NO.        DESCRIPTION &                QTY        COST OF THE ITEM(s)
                  SERIAL NUMBER                             TO FIRM (Cdn $)
--------------------------------------------------------------------------------
      1          Plastic Moulding           Not Known          3624000
                 Tools and Telecom
                 Testing Systems
--------------------------------------------------------------------------------
      2
--------------------------------------------------------------------------------
      3
--------------------------------------------------------------------------------
      4
--------------------------------------------------------------------------------
      5
--------------------------------------------------------------------------------

                   SCHEDULE 8 - SPECIMEN WARRANT CERTIFICATES

                    Al - WARRANT TO PURCHASE COMMON SHARES OF
                           March Networks Corporation

Certificate No. 1                                                  _____Warrants

                  THIS IS TO CERTIFY THAT, for value received,

  Her Majesty the Queen in Right of Canada, as represented by the Minister of
             Industry through Technology Partnerships Canada (TPC)

(the "Holder") is entitled to receive from March Networks Corporation (the "Corporation"), a company incorporated under the laws of Canada at the offices of the Corporation, [address], [x] common shares (the "Shares") in the share capital of the Corporation all upon and in accordance with the Terms and Conditions attached hereto.

      IN WITNESS WHEREOF the Corporation has caused this Warrant to be executed by its duly authorized officer as of the ____ day of _________, 200_.

                                             March Networks Corporation

                                             Per:_______________________________

                    A2 - WARRANT TO PURCHASE COMMON SHARES OF
                           Mitel Networks Corporation

Certificate No. 1                                                   ___ Warrants

                  THIS IS TO CERTIFY THAT, for value received,

  Her Majesty the Queen in Right of Canada, as represented by the Minister of
             Industry through Technology Partnerships Canada (TPC)

(the "Holder") is entitled to receive from Mitel Networks Corporation (the "Corporation"), a company incorporated under the laws of Canada at the offices of the Corporation, [address], [x] common shares (the "Shares") in the share capital of the Corporation all upon and in accordance with the Terms and Conditions attached hereto.

IN WITNESS WHEREOF the Corporation has caused this Warrant to be executed by its duly authorized officer as of the ____ day of _________, 200_.

                                             Mitel Networks Corporation

                                             Per:_______________________________

                                    Article 1

                              TERMS AND CONDITIONS

1.1 Exercise of Warrant

To exercise this warrant ("Warrant") in whole or in part, the Holder shall deliver to the Corporation at its aforementioned office a written notice, in substantially the form of the subscription notice attached as an exhibit hereto (the "Subscription Notice") of the Holder's election to exercise this Warrant in whole or in part, which Subscription Notice shall specify the number of Shares to be received.

The Corporation shall, as soon as practicable and in any event within 14 days thereafter, execute and deliver or cause to be delivered certificates representing the aggregate number of Shares specified in the Subscription Notice. The share certificates so delivered shall be issued in the name of the Holder or such other name or names as shall be designated in the Subscription Notice. Such certificates shall be deemed to have been issued and the Holder, or other person designated, shall be deemed for all purposes to have become the shareholder of record of the Shares as of the date of receipt by the Corporation of the Subscription Notice.

If this Warrant shall have been exercised only in part, the Corporation shall, at the time of delivery of the certificates, deliver to the Holder a new Warrant Certificate evidencing the right to receive the remaining Shares purchasable under this Warrant Certificate, which new Warrant Certificate shall, in all other respects, be identical with this Warrant Certificate.

1.2 Shares

All Shares issued upon the exercise of this Warrant shall be deemed fully paid and non-assessable, validly issued, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by the Warrant may be exercised, the Corporation will at all times have authorized and reserved for the purpose of issuance upon exercise of the receipt rights evidenced by this Warrant, a sufficient number of common shares to provide for the exercise of the right represented by this Warrant.

1.3 Stock Splits

In the event of any subdivision, split or change of the common shares of the Corporation into a greater number of common shares at anytime while this Warrant is outstanding the Corporation shall thereafter deliver, and the subscribers under Warrants shall accept, at the time of receipt of common shares pursuant to the terms of the Warrants, in lieu of the number of common shares in respect of which the right to receive is being exercised, such greater number of common shares of the Corporation as would result from said subdivision, split or change.

1.4 Stock Consolidations

In the event of any consolidation of the common shares of the Corporation into a lesser number of common shares at any time while this Warrant is outstanding, the Corporation shall thereafter deliver, and the subscribers under Warrants shall accept, at the time of receipt of common shares pursuant to the terms of the Warrants, in lieu of the number of common shares in respect of which the right to receive is then being exercised, such lesser number of common shares of the Corporation as would result from such consolidation.

1.5 Reclassifications

(a) in the event of any reclassification of the common shares of the Corporation, resulting from, but not being limited to, the payment of a stock dividend other than dividends in the ordinary course, capital reorganization, or amalgamation of the Corporation with another corporation or the sale or conveyance of the undertakings or assets of the Corporation, as an entirety or substantially as an entirety to another entity, including pursuant to a take-over bid, at any time while this Warrant is outstanding, the Corporation shall thereafter deliver at the time of receipt of common shares pursuant to the terms of the Warrants the number of common shares of the Corporation or of the appropriate class or classes resulting from such reclassification as the subscriber would have been entitled to receive in respect of the number of common shares in respect of which the right of receipt is then being exercised had the right of receipt been exercised before such reclassification; and

(b) in the case of the amalgamation, merger or transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation (a "Successor Corporation"), the Successor Corporation resulting from such amalgamation, merger or transfer (if not the Corporation) shall be deemed to assume the due and punctual performance and observance of each and every covenant and condition contained herein to be performed and observed by the Corporation.

1.6 Certificate of Adjustment

The Corporation shall, from time to time immediately after the occurrence of any event which requires an adjustment or readjustment as provided in sections 1.3 to 1.5, deliver a certificate of the Corporation to the Holder specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate shall be supported by a certificate of the Corporation's auditors verifying such calculation.

1.7 Notice of Special Meetings

The Corporation covenants with the Holder that, so long as this Warrant remains outstanding, it will give notice to the Holder of its intention to fix the record date for the issuance of rights, options or warrants (other than the Warrants) to all or substantially of all the holders of its outstanding common shares. Such notice shall specify the particulars of such event and the record date for such event, provided that the Corporation shall only be required to specify in the notices such particulars of the event as shall have been fixed and determined on the date on which the notice is given. The notice shall be given in each case not less than 14 days prior to such applicable record date.

1.8 No Action after Notice

The Corporation covenants with the Holder that it will not close its transfer books or take any other corporate action which might deprive the Holder of the opportunity to exercise its rights of receipt pursuant thereto during the period of 14 days after the giving of the certificate or notices set forth in sections
1.6 and 1.7.

1.9 No Fractional Common Shares

Notwithstanding anything contained herein, including without limitation, any adjustment provided for herein, the Corporation shall not be required, upon the exercise of this Warrant, to issue fractions of Shares or to distribute certificates which evidence such fractions of Shares. In lieu of fractional Shares, the Corporation shall pay to the Holder who would otherwise be entitled to receive fractional Shares upon an exercise of Warrants, within 10 business days after the date upon which the fractional Shares would otherwise have been deemed to be issued, an amount equal to the Current Market Price of the Shares multiplied by an amount equal to the fractional interest of Shares such Holder would otherwise be entitled to receive upon such exercise, provided that the Corporation shall not be required to make any payment, calculated as aforesaid, that is less than $1.00. In this subsection, "Current Market Price" of the Shares at any date, means the closing price per Share for such Shares on the last trading day prior to such date on such exchange upon which such shares are listed, or, if such shares are not listed on any stock exchange, then on such over-the-counter market as may be selected for such purpose by the directors of the Corporation, or, if them is no over-the-counter market then at the price per Share of the last private placement prior to the date of the adjustment.

                                    Article 2

                                    TRANSFER

2.1 Expenses of Delivery

The Corporation shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of the Warrant Certificate, and share certificate issuable upon the exercise of the Warrant and any new Warrant Certificate issued under section 1.1 hereof.

2.2 Closing of Transfer Books

The Corporation shall not be required to deliver share certificates while the transfer books of the Corporation are closed prior to any meeting of shareholders or for the payment of dividends or for any other purpose, and in the event of the exercise of the right to subscribe during any such period, delivery of the certificates may be postponed for a period not exceeding five days after the date of reopening of the share transfer books provided that the period for which the share transfer books may be closed shall not be unreasonable; and provided, however, that any such postponement of delivery of the certificates shall not be without prejudice to the right of the Holder of the Warrant to receive such certificates after the share transfer books shall have been reopened.

2.3 Assignment or Transfer

When requesting consent to any proposed transfer or assignment, the Holder shall provide the Corporation with all information required by the Corporation concerning the proposed transfer or assignment.

                                    Article 3

                                 REPRESENTATIONS

3.1 Representations of the Corporation

The Corporation represents to the Holder that:

(a) this Warrant has been duly authorized and executed by the Corporation and when delivered will be the valid and binding obligation of the Corporation enforceable in accordance with its terms;

(b) the common shares to be received upon the exercise hereof have been duly authorized and reserved for issuance by the Corporation and when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable;

(c) the execution and delivery of this Warrant (i) are not, and the issuance of the Common shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Corporation's articles or by-laws, (ii) do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Corporation, (iii) do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Corporation is a party or by which it is bound and (iv) do not and will not require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any federal, provincial or local government authority or agency or other person.

                                    Article 4

                                  MISCELLANEOUS

4.1 No Impairment

The Corporation will not, by amendment of its articles or through any reorganization, recapitalization, transfer of assets consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.1 and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

4.2 Entire Agreement

This Warrant and TPC Agreement no. 720-481443 contain the entire agreement between the Holder and the Corporation with respect to the subject matter hereof and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

4.3 Governing Law

This Warrant shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

4.4 Waiver and Amendment

Any term or provision of this Warrant may be waived at any time by the party entitled to the benefits thereof and any term or provision of this Warrant may be amended or supplemented at any time by agreement of the Holder and the Corporation, except that any waiver of any term or condition, or any amendment or supplementation of this Warrant, must be in writing. A waiver of any breach of failure to enforce any of the terms or conditions of this Warrant shall not, in any way, affect or limit or act as a waiver of the parties' rights hereunder at any time to enforce strict compliance thereafter with any term or condition of this Warrant.

4.5 Filing of Warrant Certificate

A copy of this Warrant Certificate shall be filed in the minute book of the Corporation.

4.6 Loss, Destruction, Etc. of Warrant Certificate

Upon receipt of evidence satisfactory to the Corporation of loss, theft, mutilation or destruction of this Warrant Certificate and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Corporation or, in the event of such mutilation, upon surrender and cancellation of the Warrant Certificate, the Corporation will make and deliver a new Warrant Certificate of like tenor in lieu of such lost, stolen, mutilated or destroyed Warrant Certificate.

4.7 Rights as Shareholders

The Holder shall not be entitled to vote or receive dividends and shall not be deemed the holder of common shares, nor shall anything contained herein be construed to confer upon the Holder, any of the rights of a shareholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the common shares receivable upon the exercise hereof shall have become deliverable, as provided herein.

4.8 Notices

Any notice, request or other document required or permitted to be given or delivered to the Holder or the Corporation shall be delivered, or shall be sent by certified or registered mail, postage prepaid or shall be sent by facsimile transmission to such Holder or the Corporation at the address or facsimile number as set forth below.

         Director, Enabling Technologies
         Technology Partnerships Canada
         10th Floor, 300 Slater Street
         Ottawa, Ontario KIA OC8

         Fax No: (613) 954-9117

         Dr. Donald Mills
         Chief Operating Officer
         March Networks Corporation
         555 Legget Drive
         Ottawa, Ontario K2K 2X3

         Fax No: (613) 591-7337

         Don Smith
         Chief Executive Officer
         Mitel Networks Corporation
         350 Legget Drive
         Ottawa, Ontario K2K 2W7

         Fax.: (613) 592-7838

EXHIBIT

SUBSCRIPTION NOTICE

SHARE PURCHASE WARRANT

March Networks Corporation

The undersigned, holder of a Warrant issued by March Networks Corporation. (the Corporation), dated as of ______________, 200_ (the Warrant), hereby elects to receive common shares (Shares) of the Corporation and hereby instructs the Corporation to issue the certificate representing the Shares in the name of the undersigned at the address below.

DATED the ____ day of _________, 200_

                                          Signature of Holder

                                          Name of Holder - please print

                                          Street Address

                                          City, Province, Postal Code

EXHIBIT

SUBSCRIPTION NOTICE

SHARE PURCHASE WARRANT

Mitel Networks Corporation

The undersigned, holder of a Warrant issued by Mitel Networks Corporation (the Corporation), dated as of _________, 200_ (the Warrant), hereby elects to receive common shares (Shares) of the Corporation and hereby instructs the Corporation to issue the certificate representing the Shares in the name of the undersigned at the address below.

DATED the ____ day of _________, 200_

                                          Signature of Holder

                                          Name of Holder - please print

                                          Street Address

                                          City, Province, Postal Code